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EXHIBIT 5.1


Neal Aizenstein
312.876.8938
naizenstein@sonnenschein.com




July 11, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Ladies and Gentlemen:

     A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.01 per share (the "Shares"), of Factory Card & Party Outlet Corp. (the "Company") which may from time to time be offered by the Company in connection with the Factory Card & Party Outlet Corp. 2002 Employee Stock Option Plan and 2002 Non-Employee Directors Stock Option Plan (collectively, the "Plans"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

     We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its By-Laws, and minutes of directors' and stockholders' meetings, and such other documents (including the Plans), which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

     We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the

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Securities and Exchange Commission
July 11, 2002
Page 2

opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, it is our opinion that the Shares that will be originally issued under the Plans, when issued pursuant to, and in accordance with the applicable Plans, will be validly issued, fully paid and non-assessable.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                          SONNENSCHEIN NATH & ROSENTHAL



                          By:      /s/ Neal Aizenstein
                                       Neal Aizenstein